UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2024

INMUNE BIO INC.

(Exact name of registrant as specified in charter)

Nevada	001-38793	47-5205835
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

980 North Federal Highway, Suite 110

Boca Raton, FL 33432

(Address of Principal Executive Offices) (Zip Code)

(858) 964 3720

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per shares	INMB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2024, INmune Bio, Inc. (the “Company”), entered into securities purchase agreements (the “Purchase Agreements”) with certain investors (the “Investors”), and directors officers and employees of the Company (the “Insiders” together with the Investors, the “Purchasers) for the purchase and sale of an aggregate of 2,341,260 shares of the Company’s common stock (the “Shares”) and common stock warrants (the “Warrants”) to purchase 2,341,260 shares of its common stock (the “Warrant Shares” and collectively with the Shares and the Warrants, the “Securities”) in a registered direct offering (the “Offering”). The Shares were sold at a purchase price of $5.50 per share and related Warrant for Investors and $6.50 per share and related Warrant for Insiders, for aggregate gross proceeds to the Company of approximately $13,000,000, before deducting placement agent fees and expenses.

The Warrants are exercisable on or after March 16, 2025 (the “Initial Exercise Date”) and will terminate on March 16, 2030 unless such termination is accelerated pursuant to the terms of the Warrants (the “Termination Date”), provided, however, in the event that the Warrant is held by Insiders and the Termination Date is during a period that such Insiders are subject to a blackout with respect to trading in the Company’s common stock, such Insiders will have an additional 60 days from the termination of the blackout to exercise the Warrant. The exercise price the Warrants is $6.40 per share subject to adjustment as provided in the Warrant (the “Exercise Price”).

After the Initial Exercise Date, provided that the Equity Conditions (as defined in the Purchase Agreement) have been satisfied, the Termination Date shall be subject to acceleration upon the occurrence of both (i) the Company’s public announcement of reporting of positive top line data (EMACC p-value of less than or equal to 0.05) in the Phase 2 Alzheimer’s program of XPro1595 (the “Announcement”) and (ii) the closing price of the Company’s common stock on the Trading Market (as defined in the Purchase Agreement) on which it is then traded has equaled or exceeded 200% of the Exercise Price for fifteen (15) consecutive Trading Days within one and a half years from the date of the Announcement (such period, the “Price Condition Measurement Period”) and the dollar amount of the daily trading volume for seven (7) consecutive Trading Days commencing on the first day of the Price Condition Measurement Period is at least $5.0 million per day.

Pursuant to a placement agency agreement (the “Placement Agency Agreement”) dated as of September 12, 2024, between the Company and A.G.P/Alliance Global Partners (the “Placement Agent”), the Company engaged the Placement Agent to act as the Company’s sole placement agent in connection with the Offering. Pursuant to the Placement Agency Agreement, the Company agreed to pay the Placement Agent a cash fee equal to seven percent (7.0%) of the gross proceeds received by the Company from the sale of the Shares and Warrants to Investors. The Company has also agreed to pay the Placement Agent a cash fee equal to three and a half percent (3.5%) of the gross proceeds received by the Company from the sale of the Shares and Warrants to Insiders. We have agreed to reimburse the Placement Agent at closing for legal expenses incurred by the Placement Agent in connection with this offering in an aggregate amount not to exceed $50,000. We have also agreed to reimburse the Placement Agent for non-accountable expenses in an amount not to exceed $25,000.

The Offering is expected to close on or about September 16, 2024, subject to the satisfaction of customary closing conditions.

The Securities were offered, and will be issued, pursuant to the Prospectus Supplement filed to the Prospectus included in the Company’s Registration Statement on Form S-3 (Registration No. 333-279036) which was filed with the Securities and Exchange Commission on May 1, 2024 and declared effective on August 7, 2024.

Sichenzia Ross Ference Carmel LLP, counsel to the Company, has issued an opinion to the Company regarding the validity of the securities to be issued in the offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The foregoing descriptions the Purchase Agreements, Warrant and the Placement Agency Agreement are qualified by reference to the full text of which documents, which are filed as Exhibits 10.1, 4.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 8.01 Other Events.

On September 13, 2024, the Company issued a press release regarding the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No	Exhibit
4.1	Form of Warrant
5.1	Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Form of Securities Purchase Agreement
10.2	Form of Placement Agency Agreement
99.1	Press release, dated September 13, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INMUNE BIO INC.

Date: September 16, 2024	By:	/s/ David Moss
David Moss
Chief Financial Officer

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